Exhibit 10.1

[Citizens Bancorp of Virginia, Inc. Letterhead]

February 14, 2005

William E. Doyle, Jr.

640 Plantation Court

Charlottesville, VA 22903

Dear Bill:

This is to set out the terms of your employment by Citizens Bancorp of Virginia (the “Company”).  This letter supercedes our letter agreement of December 2, 2004.

You will be the President and Chief Executive Officer of the Company and, as such, your duties will be primarily administrative and operational.  As we recently have lost our CEO, we primarily are looking for you to help us through a transition period.  We do not expect new business development to be one of your duties, nor that your duties would conflict with your duties to Union Bankshares Company under the May 10, 2001 Employment Agreement between you and Guaranty Financial Company. We do understand that Union has consented to your employment by us on the terms set forth in this letter.

You will be appointed to the board of directors of the Company and the board of its subsidiary, Citizens Bank & Trust Co. (the “Bank”).  You will be nominated for election to the board of the Company at the 2005 annual meeting of shareholders and you will be elected to the board of the Bank at the next annual meeting of its sole shareholder.  You agree to resign as a director of the Company and the Bank if your employment by the Company terminates.

You will devote your full time and attention to the discharge of your duties to the Company and will comply with all policies, standards and regulations of the Company and will perform your duties to the best of your abilities and in accordance with general business standards of conduct.  You will work in Blackstone or otherwise be in one of our bank offices two or three days each week and will be available by telephone or email at other times.  We will provide you appropriate means of electronic communication so that you will be able to communicate with Company and bank employees from any location.  We understand that you will continue to devote time to your efforts to establish an eating disorders treatment center, but that those efforts will not interfere with your duties to the Company.

William E. Doyle, Jr.

February 14, 2005

Your employment will continue until May 31, 2005, unless sooner terminated by you or us.   In April or May of 2005 we together will discuss whether or not you will continue your service to the Company and, if so, on what basis.

As compensation for your services you will receive a salary of $22,800 per month.  You will not participate in any of Company’s employee benefit plans, provided you may elect to be covered under our health insurance plan and if you do, the cost of the coverage will be deducted from your salary and you may participate in our 401(k) plan if it is possible to do so at no cost to the Company.

The Company shall withhold state and federal income taxes, social security taxes and such other payroll deductions as may from time to time be required by law.

No compensation shall be paid after any termination of your employment with the Company.

The Company will reimburse you for reasonable and customary business expenses incurred in the conduct of the Company's business.  Such expenses will include business meals, out-of-town lodging and travel expenses.  There will not be reimbursement for items which are not reimbursable under Company policy.  You agree to timely submit records and receipts of reimbursable items and agree that the Company can adopt reasonable rules and policies regarding such reimbursement.  The Company agrees to make prompt payment to you following receipt and verification of such reports.

Either you or the Company may terminate your employment with thirty (30) days prior notice.

CITIZENS BANCORP OF VIRGINIA, INC.

By: _/s/ Joseph M. H. Irby

      Joseph M. H. Irby

      Chairman of the Board

Agreed:

/s/ William E. Doyle, Jr.

William E. Doyle, Jr.